Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES Q2 2021 PRODUCTION

FOR IMMEDIATE RELEASE

July 13, 2021

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the second quarter of 2021.1

HIGHLIGHTS

●	Silver production of 3.5 million ounces, an increase of 4% due to full production at Lucky Friday.
●	Gold production of 59,139 ounces, a decrease of 1%.
●	Zinc production decreased 4% due to lower grades at Greens Creek and lead production increased 29% due to Lucky Friday production.
●	Production of all metals was higher than the first quarter of 2021.
●	Silver equivalent production of 10.1 million ounces or gold equivalent production of 148,161 ounces.[2]
●	Quarter-end cash position of approximately $181 million.

“With steady growth in silver production at the Lucky Friday Mine and solid operating performance from our Greens Creek Mine, we achieved our second highest quarterly silver production since 2016,” said Hecla’s President and CEO, Phillips S. Baker, Jr. “This strong performance combined with steady prices delivered an increase of approximately $41 million in cash, the fifth consecutive quarter of increasing cash reserves and one of the highest increases in Hecla’s history. With the Company’s U.S. vaccination rate higher than the U.S. average including Greens Creek at a nearly 90% vaccination rate, and Casa Berardi vaccinations increasing, we expect to build on these results.”

OPERATIONS

Greens Creek

At the Greens Creek Mine, 2.6 million ounces of silver and 12,859 ounces of gold were produced. The decrease in silver production compared to the second quarter of 2020 was due to lower grades resulting from mine sequencing. The mill operated at an average of 2,362 tons per day (tpd).

Casa Berardi

At the Casa Berardi Mine, 31,332 ounces of gold were produced. The increase in gold ounces compared to the second quarter of 2020 was due to higher mill throughput, partially offset by lower grades. The mill operated at an average of 4,117 tpd.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the first quarter as follows: $26.70 for Ag, $1,816 for Au, $0.96 for Pb, and $1.32 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Lucky Friday

At the Lucky Friday Mine, 913,294 ounces of silver were produced in the quarter, an increase of 95% compared to the second quarter of 2020 due to the return to full production in the fourth quarter of 2020. The mill operated at an average of 906 tpd.

Nevada Operations

At the Nevada operations, 14,947 ounces of gold and 45,125 ounces of silver were produced from processing previously stockpiled ore, including oxide material processed at the Midas mill and a bulk sample of refractory material processed at a third-party facility. With the completion of processing the oxide material, the Fire Creek Mine and Midas mill were placed on care and maintenance during the quarter. In the second half of 2021, approximately 10,000 tons of refractory material is expected to be processed as a test at a third-party autoclave facility. Development for the Hatter Graben deposit at Hollister and exploration at Midas are ongoing.

PRODUCTION SUMMARY

	Second Quarter Ended			Six Months Ended
	June 30, 2021	June 30, 2020		June 30, 2021	June 30, 2020
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	3,524,782	3,403,781	4%	6,984,227	6,649,250	5%
Gold	59,139	59,982	(1)%	111,143	118,774	(6)%
Lead	11,541	8,977	29%	22,245	14,870	50%
Zinc	17,211	17,855	(4)%	33,318	30,702	9%
Greens Creek - Silver	2,558,447	2,753,919	(7)%	5,143,317	5,529,626	(7)%
Greens Creek - Gold	12,859	13,104	(2)%	26,125	25,377	3%
Lucky Friday - Silver	913,294	469,537	95%	1,777,194	565,285	214%
San Sebastian - Silver	- -	158,842	N/A	- -	505,467	N/A
San Sebastian - Gold	- -	1,331	N/A	- -	4,133	N/A
Casa Berardi - Gold	31,332	30,756	2%	67,522	57,508	17%
Nevada Operations - Silver (oz) [1]	45,125	15,988	182%	45,125	37,443	21%
Nevada Operations - Gold (oz) [1]	14,947	14,791	1%	17,495	31,756	(45)%

(1)	At the Nevada operations, stockpiled ore milled in the second quarter of 2021.

STRENGTHENING THE BALANCE SHEET

Cash and cash equivalents are expected to be approximately $181 million as of June 30, 2021, with the revolving line of credit undrawn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's second quarter 2021 operating and financial results and conditions contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported second quarter 2021 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, in the second half of 2021, approximately 10,000 tons of refractory material is expected to be processed as a test at a third-party autoclave facility. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Russell Lawlar

Sr. Vice President – CFO and Treasurer

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3